Exhibit 99.1

KMG Provides Preliminary Fourth Quarter and Fiscal 2013 Financial Results and Reschedules Fiscal Fourth Quarter Earnings Release and Conference Call

HOUSTON, Texas—(BUSINESS WIRE)—October 14, 2013—KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, today announced that it will delay the full release of its fiscal fourth quarter and fiscal year 2013 financial results, and delay the conference call originally scheduled for Monday, October 14, due to a need for additional time to fully and accurately address the complexities and accounting requirements arising from the acquisition of OM Group’s Ultra Pure Chemicals (UPC) business. The earnings announcement and call are now scheduled to take place on Thursday, October 24 at 10:00 a.m. ET.

At this time, however, KMG is providing the investment community with the following preliminary unaudited financial information for the fourth quarter and full year ended July 31, 2013:

•	Fourth quarter net sales are expected to be $81.1 million, up 19.9% from the comparable quarter in fiscal 2012. Fourth quarter sales include two months of contribution from the acquisition of the UPC business.

•	Fourth quarter operating income is expected to be approximately $2.5 million vs. $6.7 million in the same period a year ago. Fourth quarter operating income includes $660,000 of UPC acquisition expenses, $577,000 of integration expenses and $1.5 million of CEO transition expenses. Excluding these expenses, fourth quarter operating income would be approximately $5.3 million.

•	Fourth quarter GAAP diluted earnings per share is expected to be $0.06 vs. $0.33 per share reported in last year’s fiscal fourth quarter.

•	Adjusted (non-GAAP) fourth quarter diluted earnings per share, which excludes UPC acquisition, integration and CEO transition expenses, is expected to be $0.28. In addition to the items previously identified, fourth quarter earnings is also anticipated to be adversely impacted by an increase to tax expense of $682,000 associated with the requirement to capitalize for tax purposes all of the previously incurred transaction expenses associated with the UPC acquisition.

•	Fiscal 2013 net sales are expected to be $263 million, a 3.4% decrease from $273 million in fiscal 2012. Despite an increase in net sales from the UPC acquisition, net sales are down in the aggregate because of weak demand in electronic chemicals in North America beginning in the second quarter of the fiscal year, and because of reduced sales of creosote.

•	Fiscal 2013 operating income is expected to be approximately $17.2 million vs. $25.4 million in fiscal 2012. Fiscal 2013 operating income is impacted by $2.1 million of acquisition expense, $577,000 of integration expense, and $1.5 million of CEO transition expenses. Excluding these expenses, operating income would be $21.3 million.

•	Fiscal 2013 GAAP diluted earnings per share is expected to be $0.81 vs. $1.20 reported in fiscal 2012.

•	Fiscal 2013 adjusted (non-GAAP) diluted earnings per share, which exclude acquisition, integration and CEO transition expenses, is expected to be $1.11.

Fourth Quarter Results

Dollars in thousands, except EPS	Fiscal 2013		Fiscal 2012
(unaudited)		As	As
	Adjusted	Reported	Reported
	(non-GAAP)	(GAAP)	(GAAP)
Net Sales	$81,087	$81,087	$67,607
Operating Income	5,278	2,525	6,695
Net Income	3,247	723	3,863
Diluted EPS	$0.28	$0.06	$0.33

Full Year Results

Dollars in thousands, except EPS	Fiscal 2013		Fiscal 2012
(unaudited)
	Adjusted	As Reported	As Reported
	(non-GAAP)	(GAAP)	(GAAP)
Net Sales	$263,311	$263,311	$272,700
Operating Income	21,333	17,180	25,437
Net Income	12,808	9,348	13,825
Diluted EPS	$1.11	$0.81	$1.20

Due to the recent close of the company’s UPC acquisition, and the complex accounting requirements arising from the transaction, KMG requires additional time to complete and file its Form 10-K for the fiscal year ended July 31, 2013. Given these circumstances, KMG will file a notice on Form 12b-25 with the Securities and Exchange Commission to report the delayed filing of its Form 10-K for the fiscal year 2013. KMG will file its Form 10-K within the 15-day extension allowed by Form 12b-25. KMG is not aware of any disagreements with its auditors regarding the company’s fiscal 2013 financial statements, and KMG has not discovered any material errors or omissions that would require restatement of prior financial information.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

Non-GAAP Financial Measures

KMG provides non-GAAP financial information to complement reported GAAP results. KMG believes that analysis of its financial performance would be enhanced by an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. Excluding expenses related to the acquisition of OM Group’s Ultra Pure Chemicals business, integration expenses and CEO transition expenses from current results will allow for more accurate comparisons of our operating performance. KMG intends to continue to provide certain non-GAAP financial information and the appropriate reconciliation to GAAP in its financial results.

Safe Harbor Statement

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact:

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

eglover@kmgchemicals.com